EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-194493) and Form S-3ASR (No. 333-224717) of National General Holdings Corp. of our reports dated February 25, 2019, with respect to the consolidated financial statements and schedules of National General Holdings Corp., and the effectiveness of internal control over financial reporting of National General Holdings Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP
New York, New York
February 25, 2019